CERTIFICATE OF MERGER

OF

CLEAR SKIES ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

CLEAR SKIES GROUP, INC.

(a New York Corporation)

(Pursuant to Section 252(c) of the Delaware General Corporation Law)

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware and the Business Corporation Law of the State of New York, respectively, do hereby certify:

FIRST: Clear Skies Acquisition Corp., a Delaware corporation, is being merged into Clear Skies Group, Inc., a New York corporation.

SECOND: That an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), whereby Clear Skies Acquisition Corp. is merged with and into Clear Skies Group, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware and Section 903 of the Business Corporation Law of the State of New York.

THIRD: That the name of the surviving corporation is Clear Skies Group, Inc.

FOURTH: That the Certificate of Incorporation of Clear Skies Group, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at Clear Skies Group, Inc., 5020 Sunrise Highway, Suite 227, Massapequa Park, New York 11762.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That (i) Clear Skies Group, Inc. may be served with process in Delaware in any proceeding for enforcement of any obligation of Clear Skies Acquisition Corp., as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and (ii) Clear Skies Group, Inc. hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding and the Secretary of State shall mail a copy of any such process to Clear Skies Group, Inc., 5020 Sunrise Highway, Suite 227, Massapequa Park, New York 11762.

NINTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Clear Skies Group, Inc., by written consent in lieu of a meeting of the stockholders.

TENTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Clear Skies Acquisition Corp., by written consent in lieu of a meeting of the stockholders.

[Signature Page Follows]

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 19th day of December, 2007.

CLEAR SKIES ACQUISITION CORP.

By:	/s/ Bobby Stanley

Name: Bobby Stanley
Title: President

CLEAR SKIES GROUP, INC.

By:	/s/ Ezra Green

Name: Ezra Green
Title: Chief Executive Officer